UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 27, 2006
Intervoice, Inc.
(Exact name of registrant as specified in its charter)

Texas	001-15045	75-1927578
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
17811 Waterview Parkway,
Dallas, Texas 75252
(Address, including zip code, of principal executive offices)
Registrant’s telephone number, including area code: (972) 454-8000
Not applicable
(Former name or former address, if changed since last report)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement
Effective February 27, 2006, Intervoice, Inc. (the “Company”) terminated its Amended and Restated Credit Agreement dated as of June 3, 2004 with Wells Fargo Bank, National Association (the “Bank”), as previously amended (the “Prior Agreement”). The security interests granted to the Bank to secure the Company’s obligations under the Prior Agreement were also terminated and released. The Company had no borrowings (other than letters of credit) under the Prior Agreement at the time of its termination. The Prior Agreement was replaced with a new unsecured letter of credit facility (the “Letter of Credit Facility”) that provides for the Bank to issue letters of credit in an aggregate amount that will at no time exceed $2,000,000. Letters of Credit in an aggregate amount less than $200,000 previously issued under the Prior Agreement are included under the Letter of Credit Facility. The provisions of the Letter of Credit Facility include representations, covenants and events of default that are similar to provisions included in the Prior Agreement. At any time there is not a default under the Letter of Credit Facility, the Company may terminate the facility, and the Bank will permit all issued letters of credit to remain outstanding, so long as the Company pays the Bank an amount equal to the aggregate face amount of such outstanding letters of credit plus the applicable bank fees. The Company will then recoup any such payment (other than the bank fees) as and when the Bank’s obligations under the letters of credit expire.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERVOICE, INC.
	By:	/s/ Dean C. Howell
Dean C. Howell
Date: March 3, 2006		Senior Vice President, General Counsel and Secretary